Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.002 per share, of Integrated BioPharma, Inc., and further agree that this Joint Filing Agreement be included as Exhibit 99.1.

In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of November 14, 2023.

Edward Gerald Kay Estate
By:	/s/ Christina Kay
Name: Christina Kay
Title: Co-Executor

/s/ Christina Kay
Christina Kay

/s/ Riva Sheppard
Riva Sheppard